BDO ZIV HAFT
Certified Public Accountants (Isr.)

Head Office: Amot Bituach House Building B
46-48 Menachem Begin Road, Tel-Aviv 66184
Tel: +972 3 638 6868, Fax: +972 3 639 4320
E-mail: zivhaft@bdo.co.il www.bdo.co.il

September 23, 2008

Consent of Independent Registered Public Accounting Firm

INFINITY I-CHINA ACQUISITION CORPORATION
Unit 5707, The Center
99 Queen's Road Central
Hong Kong

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated December 31, 2007, relating to the financial statements of INFINITY I-CHINA ACQUISITION CORPORATION, which are contained in that prospectus.

Our report contains an explanatory paragraph regarding INFINITY I-CHINA ACQUISITION Corporation's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

Ziv Haft

Certified Public Accountants
BDO member firm